WE: For one party, Mr. MANUEL CHACON CASTILLO, of legal age, lawyer, resident of this city, bearing Identity Document number: [identity document number], and Tax Identification Number [tax i.d. number], acting on behalf and representing in my capacity as President and Legal Representative of the firm, whose business address is in this city, operating with the name “INVERSIONES ENERGETICAS, S.A. DE C.V.” that can be abbreviated “INE S.A. DE C.V.” with Tax Identification Number: [tax i.d. number], hereinafter to be referred to as “INE”; and for the other party, Mr. THOMAS PAINE KIEFFER, of legal age, executive, nationality American, resident of Browstown, in the State of Indiana, United States of America, bearer of passport number: [passport number], acting in his capacity as special legal representative for the company organized and operating according to the laws of the State of Nevada, United States of America, which operates under the name of “ALTAIRNANO, INC.” which hereinafter shall be referred to as “THE CONTRACTOR.” And in the capacity that the parties before me are acting, do declare that they have sufficient legal capacity, have agreed to issue this document according to the following clauses:

ARTICLE 1. BACKGROUND
a)
On February 9, 2011 INE and the Contractor subscribed a contract whose object is the supply, installation and setting up for commercial operation of an Energy Storage System that allows for rapid response of frequency regulation at the Talnique Power Plant, located at Calle Antigua a Jayaque y Calle a Canton Los Sitios, Canton el Transito, Talnique municipality,department of La Libertad, for the price of SEVENTEEN MILLION NINE HUNDRED AND SIXTY SEVEN THOUSAND, NINE HUNDRED AND EIGHTY FIVE DOLLARS of the United States of America (17,967,985.00).

According to Article 47 “CONTRACT DURATION,” it was established that “This contract, notwithstanding, which is being signed on this date, will come into effect until the competent authority authorizes market participation of the proposed energy storage system, in the existing commercial conditions at the time of signing the contract. As a consequence of the aforementioned, the rights and obligations, guarantees and payments, as well as issuance of the order for this contract to initiate, will take effect starting with communication from the competent authority to INE for said approval.”

On the other hand, in the second and third paragraphs of Article 33 of said contract it has been stipulated that: “Likewise, when the competent authority fails to authorize that stated in Article 47, in the period of 120 days starting with the signing of this contract, the latter will be terminated with no responsibility to either party. Nevertheless, due to the nature of this contract, the parties expressly agree that if on the date established in the previous paragraph, no authorization is obtained, they will be able to extend the period, by common accord, for a maximum 120 days.”

b)
By means of a private authenticated document issued in the city of San Salvador at fifteen hours and forty-five minutes on June seventh two thousand eleven, with the notary services of lawyer Luis Alonso Medina Lopez, the contracting parties decided to extend for ninety days the one hundred and twenty day period referred to in paragraph 2 of Article 33 of the aforementioned contract.

c)
According to the private document issued in this city on the twelfth of September two thousand eleven and authenticated in this city at nine hours on the twelfth of September two thousand eleven with the notary services of notary public Luis Alonso Medina Lopez, which comprises two parts, they agreed to modify the aforementioned contract in the sense of extending for one hundred and twenty days more, the ninety day period related to the first extension and which is referred to in paragraph 2 of Article 33 of the contract, said period having started on the 9th of September, 2011.

d)
In addition, by private document granted in this city, on January seventeenth two  thousand twelve and authenticated in this city at nine hours on the seventeenth of January two thousand twelve with the notary services of notary public Ana Maria Caceres Seoane, which comprises two parts, they agreed to modify the aforementioned contract in the sense of extending for one hundred and twenty days more, which is referred to in paragraph 2 of Article 33 of the contract, said period having started on the 4th of January, 2012.

Given that to date authorization from the competent authority has not been forthcoming, the Parties, having viewed the considerations and requests by third parties, and between themselves, have seen fit to continue the quest for said authorization. The Parties also declare that General Superintendence of Electricity and Telecommunications (SIGET) is the competent authority that is to issue the authorization referred to in Article 47 of the contract, but, in the process UTE issues a technical opinion and it would be convenient for the National Energy Council to participate in the process, as appropriate.

ARTICLE 2. MODIFICATION
Mr. CHACON CASTILLO declares that at the Board of Directors meeting on April the eightieth two thousand twelve, by minutes number two hundred ninety-one, the INE Board of Directors authorized the underwriting of this document, this decision was communicated to ALTAIRNANO, INC. that accepted the conditions of the modification. Wherefore, both parties by means of this instrument agree to modify paragraph two of Article 33 of the contract effective since May third of two thousand twelve, Article 33 has been written as follows:

“ARTICLE 33. CONTRACT SETTLEMENT
Following the passing of the period of additional guarantee, according to what is set forth in Article 31 of this contract and if there are no outstanding claims, INE, in a period no longer than 30 business days will consider the contract settled.

Likewise, in case the competent authority fails to issue the authorization mentioned in Article 47 in a period of 120 days starting May 3er two thousand twelve and finishing on August 30th thousand twelve it will be considered terminated with no responsibility for either of the parties.

Therefore, once the period of 120 days has passed without the competent authority conferring the authorization referred to in Article 47 of the Contract, it will be considered terminated with no responsibility for either party given the simple passing of time and with no need to issue any document declaring it so.

In the event of termination, INE will be authorized to initiate a bidding process and the Contractor hereby accepts the legitimacy of said process.”

ARTICLE 3. RATIFICATION:
The parties before me move to declare that with sole and exclusive exception of the second paragraph of Article 33 CONTRACT SETTLEMENT, which is modified by means of this instrument, the other clauses continue to be valid and without any modification whatsoever, in light of the fact that this modification in no way constitutes a novation and takes effect starting January fourth two thousand twelve.

In faith thereof we sign this instrument as two originals with equal validity and content, one for each party, in the city of San Salvador, on May eight two thousand twelve.

(signature illegible)                                      (Signature: T. P. Kieff)
MANUEL CHACON CASTILLO              THOMAS PAINE KIEFFER
President and Legal Representative         Vice president, Marketing & Sales
INE, S.A. DE C.V.                                        ALTAIRNANO, INC.